Exhibit 99.1

News Release	News Release

Magnum Hunter Resources Announces Production

Results on Stewart Winland Utica Well in Tyler County, West Virginia

Current Peak Rate Production of 46.5 MMCF per Day

Houston, TX — (Marketwire) — September 24, 2014 — Magnum Hunter Resources Corporation (NYSE: MHR) (NYSE MKT: MHR.PRC; MHR.PRD; and MHR.PRE) (the “Company” or “Magnum Hunter”) announced today that the Company’s 100% owned Stewart Winland 1300U well located in Tyler County, West Virginia was placed on production last weekend. The Company’s first Utica Shale well drilled and completed in the State of West Virginia and the most southeastern well in the entire play tested at a peak rate of 46.5 MMCF of natural gas per day (~7,750 BOE per day) on an adjustable rate choke with 7,810 psi FCP and has been flowing to sales through the Company’s Eureka Hunter Pipeline system. The Stewart Winland 1300U well was drilled and cased to a true vertical depth of 10,825 feet with a 5,289 foot horizontal lateral, and successfully fraced with 22 stages.

Additionally, three new Marcellus Shale wells (Stewart Winland 1301M, Stewart Winland 1302M and Stewart Winland 1303M), which are also 100% owned by the Company, have all been fracture stimulated and are ready for sales. The Company is awaiting an air permit from the State of West Virginia to begin flowing these Marcellus wells to sales. The Stewart Winland 1301M was drilled and cased to a true vertical depth of 6,155 feet with a 5,762 foot horizontal lateral, and successfully fraced with 27 stages. The Stewart Winland 1302M was drilled and cased to a true vertical depth of 6,147 feet with a 5,676 foot horizontal lateral, and successfully fraced with 29 stages. The Stewart Winland 1303M was drilled and cased to a true vertical depth of 6,149 feet with a 5,762 foot horizontal lateral, and successfully fraced with 29 stages. Triad Hunter, LLC, a wholly-owned subsidiary of the Company, is the operator of all of the wells on the Stewart Winland Pad.

The Company owns in excess of 200,000 net acres (~43,000 overlap) in the Marcellus/Utica Shale plays of West Virginia and Ohio.

Management Comments

Mr. Gary C. Evans, Chairman of the Board and Chief Executive Officer of Magnum Hunter, commented, “This new well further delineates the southeastern acreage position that Magnum Hunter has been assembling over the past three years in this region. By owning and controlling our midstream operations, we were able to test this well directly into pipeline sales, which continue today. The gas composition of this new Utica well is 97.88% methane with only 1.52% ethane and a Btu factor of 1,023. Additionally, we are most anxious to put our three new 100% owned Marcellus wells on production, which have been drilled and completed on this same pad, hopefully over the next few weeks. These Marcellus wells represent some of the longest lateral wells we have drilled to-date. We believe that this new discovery on the Stewart Winland Pad announced today represents the greatest flow rate and one of the highest sustained flowing casing pressures of any Utica well drilled in the entire play of Ohio and West Virginia. Additionally, it is one of the highest flow rate gas wells ever reported in any shale play located in the U.S. The initial shut-in casing pressure of this monster well was 9,050 psi. Even at a gas flow rate of 46.5 MMCF and choke size of 32/64 inches, flowing casing pressure was maintained at 7,810 psi. We look forward to further extending this play to the south with our existing lease acreage position.”

About Magnum Hunter Resources Corporation

Magnum Hunter Resources Corporation and subsidiaries are a Houston, Texas based independent exploration and production company engaged in the acquisition, development and production of crude oil, natural gas and natural gas liquids, primarily in the states of West Virginia, Ohio and North Dakota. The Company is presently active in three of the most prolific unconventional shale resource plays in North America, namely the Marcellus Shale, Utica Shale and Williston Basin/Bakken Shale.

Availability of Information on the Company’s Website

Magnum Hunter is providing a reminder that it makes available on its website (at www.magnumhunterresources.com) a variety of information for investors, analysts and the media, including the following:

•                  annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports as soon as reasonably practicable after the material is electronically filed with or furnished to the Securities and Exchange Commission;

•                  the most recent version of the Company’s Investor Presentation slide deck;

•                  announcements of conference calls, webcasts, investor conferences, speeches and other events at which Company executives may discuss the Company and its business and archives or transcripts of such events;

•                  press releases regarding annual and quarterly earnings, operational developments, legal developments and other matters; and

•                  corporate governance information, including the Company’s corporate governance guidelines, committee charters, code of conduct and other governance-related matters.

Magnum Hunter’s goal is to maintain its website as the authoritative portal through which visitors can easily access current information about the Company.  Over time, the Company intends for its website to become a primary channel for public dissemination of important information about the Company.  Investors, analysts, media and other interested persons are encouraged to visit the Company’s website frequently.

Certain information included on the Company’s website constitutes forward-looking statements and is subject to the qualifications under the heading “Forward-Looking Statements” below and in the Company’s Investor Presentation slide deck.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements other than statements of historical facts included or incorporated herein may constitute forward-looking statements. Actual results could vary significantly from those expressed or implied in such statements and are subject to a number of risks and uncertainties. Although Magnum Hunter believes that the expectations reflected in the forward-looking statements are reasonable, Magnum Hunter can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect operations, financial performance, and other factors as discussed in filings made by Magnum Hunter with the Securities and Exchange Commission (SEC). Among the factors that could cause results to differ materially are those risks discussed in the periodic reports filed by Magnum Hunter with the SEC, including Magnum Hunter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and its Quarterly Reports on Form 10-Q for the fiscal quarters ended after such fiscal year. You are urged to carefully review and consider the cautionary statements and other disclosures made in those filings, specifically those under the heading “Risk Factors.” Forward-looking statements speak only as of the date of the document in which they are contained, and Magnum Hunter does not undertake any duty to update any forward-looking statements except as may be required by law.

Contact:

Cham King

AVP, Investor Relations

ir@magnumhunterresources.com

(832) 203-4560